For immediate release

June 19, 2007

GLOBAL CASINOS EXECUTES AGREEMENT

TO ACQUIRE DOC HOLLIDAY CASINO

Boulder, CO – Global Casinos Inc. (OTCBB:  GBCS) announced today that effective June 14, 2007, it entered into a definitive Asset Purchase and Sale Agreement with Doc Holliday Casino, LLC, a Colorado limited liability company to acquire substantially all of the tangible and intangible assets used in connection with the operation of Doc Holliday Casino, a limited stakes gaming casino located in Central City, Colorado.

The purchase price for the assets is $3.85 million, subject to adjustments, payable with a combination of cash, convertible note and shares of common stock.     The purchase price is subject to certain post-Closing adjustments.

Completion of the acquisition is subject to numerous material contingencies, including the need to complete an equity financing and debt financing, the need for regulatory approvals from the Colorado Division of Gaming and the Local Liquor Licensing Authority, the completion of audited historical financial statements of Doc Holliday Casino, as well as other conditions precedent customary to transactions of this nature.

There can be no assurance that all of the foregoing material contingencies can be satisfied.  Further, the timing of regulatory approvals and the nature and extent of any conditions that may be attached to such approval cannot be predicted.

Clifford L. Neuman, Interim President of Global Casinos, stated: “We believe the acquisition of Doc Holliday is a good strategic fit for Global Casinos and offers potential opportunities when combined with our existing operations at the Bull Durham Casino in Black Hawk.  Doc Holliday has been a consistently strong performer in the Central City market which we believe will make a positive contribution to our bottom line going forward.”

About the Company

Global Casinos currently owns and operates the Bull Durham Casino located in Black Hawk, Colorado.  It also has an equity stake in Global Gaming Technologies, LLC, which is in the process of commercially developing new, innovative casino games.

   For further information, contact:

Clifford L. Neuman, Interim President

1507 Pine Street

Boulder, CO  80302

(303) 449-2100

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Clifford L. Neuman, President (303) 449-2100 or clneuman@neuman.com